Exhibit 16.1

McGladrey & Pullen
Certified Public Accountants

McGladrey &Pullen, LLP
1145 Broadway Plaza, Ste. 900, Tacoma, WA 98402-3529 O 253.620.1926 F 253.272.3143
www.mcgladrey.com

May 23, 2006

Securities and Exchange Commission
Washington, D.C. 20549

Commissioners:

We have read Pacific Financial Corporation’s statements included under Item 4.01 of its Form 8-K for May 23, 2006, and we agree with such statements concerning our Firm except for the fifth paragraph for which we have no basis to agree or disagree.

/s/ McGladrey & Pullen, LLP

McGladrey & Pullen, LLP is a member firm of RSW International –
an affiliation of separate and independent legal entities.